Exhibit 10.1

10/28/2024

Robin Kramer

[ ]

Dear Robin,

I am pleased to offer you a promotion to Executive Vice President (EVP), Chief Financial Officer effective February 28, 2025. This position will report to Biogen’s Chief Executive Officer, Chris Viehbacher.

The specific terms of our offer are as follows:

Salary: This is a full-time, exempt position and your starting annual salary will be $750,000, which will be paid biweekly in accordance with our standard payroll processes.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 80% of your annual base salary. Based upon your promotion date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year’s Plan document, which are available on BiogenConnect.

Long-Term Incentive Plan: You will be eligible for an annual award in 2025 with a target value of $3,750,000. This award will be granted in accordance with the terms of the LTI plan in place at the time of the grant.

Your employment at Biogen continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice.

In addition to agreeing to and signing this appointment letter, please also sign the attached Employee Proprietary Information and Inventions and Non-Compete Agreement, as with this appointment, you will become an Executive Officer of the Company.

Finally, outlined below are the additional benefits you are eligible for as an EVP, some of which you are already eligible for as a VP+ executive:

Additional Executive Benefits

Vacation: You are entitled to vacation days based on years of service measured from your hire date at Biogen (November 19th, 2018)

Supplemental Savings Plan: You will be entitled to participate in Biogen’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). If you were not previously eligible for the SSP, enrollment information will be sent to you shortly.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverance over $50,000. This imputed income will be displayed on your pay stub.

225 Binney Street, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen.com

Severance: You will be entitled to severance benefits in accordance with the Severance Plan for U.S. Executive Vice Presidents in effect at the time of any separation of service, and at that time you should refer to the document for details regarding terms, conditions, eligibility and potential tax implications.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (January 1 – December 31), subject to the guidelines of the Tax & Financial Planning and Executive Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Robin, I am confident you will continue to contribute to Biogen’s success and wish you the best of luck in your new position. If you have any questions, please feel free to contact me.

Sincerely,

Ginger Gregory

ACCEPTED:

Signature	Date
/s/ Robin Kramer	10/29/2024

225 Binney Street, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen.com